Exhibit 99.1

Citigroup Emerging CTA Portfolio L.P.
Annual Report December 31, 2007
Pursuant to Commodity Futures Trading Commission Rule 4.7,
Citigroup Managed Futures LLC has claimed an exemption on
behalf of Citigroup Emerging CTA Portfolio L.P. from certain reporting requirements.
CITIGROUP MANAGED FUTURES LLC

To the Limited Partners of
Citigroup Emerging CTA Portfolio L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

/s/ Jennifer Magro

By: Jennifer Magro Chief Financial Officer and Director Citigroup Managed Futures LLC General Partner, Citigroup Emerging CTA Portfolio L.P.
Citigroup Managed Futures LLC 731 Lexington Avenue 25th Floor New York, N.Y. 10022 212-559-2011

Report of Independent Registered Public Accounting Firm

The Partners
Citigroup Emerging CTA Portfolio L.P.:

We have audited the accompanying statements of financial condition of Citigroup Emerging CTA Portfolio L.P. (the ‘‘Partnership’’), including the schedules of investments, as of December 31, 2007 and 2006, and the related statements of income and expenses, changes in partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2007. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citigroup Emerging CTA Portfolio L.P. as of December 31, 2007 and 2006, and the results of its operations, changes in partners’ capital, and its cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
New York, New York
March 24, 2008

Citigroup Emerging CTA Portfolio L.P.
Statements of Financial Condition
December 31, 2007 and 2006

	2007	2006
Assets:
Investment in Partnerships, at fair value (Note 5)	$49,148,276	$28,787,036
Equity in commodity futures trading account:
Cash (restricted $6,001,767 and $8,658,507 in 2007 and 2006, respectively)(Note 3c)	91,366,880	52,873,894
Distribution receivable	123,175	—
Net unrealized appreciation on open future contracts	768,934	2,394,550
Unrealized appreciation on open forward contracts	—	439,442
	141,407,265	84,494,922
Interest receivable (Note 3c)	229,609	220,675
	$141,636,874	$84,715,597
Liabilities and Partners’ Capital:
Liabilities:
Unrealized depreciation on open forward contracts	$—	$224,407
Accrued expenses:
Brokerage commissions (Note 3c)	397,113	246,432
Management fees (Note 3b)	226,201	140,375
Administrative fees (Note 3a)	56,550	35,093
Incentive fees (Note 3b)	340,069	262,428
General Partner incentive fees (Note 3a)	166,156	133,960
Professional fees	25,917	10,522
Other	9,782	10,348
Redemptions payable (Note 6)	1,481,282	2,140,273
	2,703,070	3,203,838
Partners’ Capital: (Notes 1 and 6)
General Partner, 129.0000 Unit equivalents outstanding in 2007 and 2006, respectively	162,796	154,715
Limited Partners, 109,962.8591 and 67,834.5998 Redeemable Units of Limited Partnership Interest outstanding in 2007 and 2006, respectively	138,771,008	81,357,044
	138,933,804	81,511,759
	$141,636,874	$84,715,597

See accompanying notes to financial statements.

Citigroup Emerging CTA Portfolio L.P.
Schedule of Investments
December 31, 2007

	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	$(86,912)	(0.06)%
Energy	180,317	0.13
Grains	338,467	0.24
Indices	(200,924)	(0.14)
Interest Rates U.S.	81,347	0.06
Interest Rates Non-U.S.	12,250	0.01
Metals	129,384	0.09
Softs	136,696	0.10
Total futures contracts purchased	590,625	0.43

Futures Contracts Sold
Currencies	(36,451)	(0.03)
Energy	(11,570)	(0.01)
Grains	10,650	0.01
Indices	72,037	0.05
Interest Rates Non-U.S.	146,485	0.10
Livestock	22,850	0.02
Metals	(5,967)	(0.00)*
Softs	(19,725)	(0.01)
Total futures contracts sold	178,309	0.13

Investment in Partnerships
CMF Altis Partners Master Fund LP	27,651,093	19.90
CMF Avant Master Fund LP	21,497,183	15.47

Total investment in Partnerships	49,148,276	35.37

Total fair value	$49,917,210	35.93
* Due to rounding.

See accompanying notes to financial statements.

Citigroup Emerging CTA Portfolio L.P.
Schedule of Investments
December 31, 2006

	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	$23,084	0.03%
Energy	(65,330)	(0.08)
Grains	22,150	0.02
Indices	520,514	0.64
Interest Rates U.S.	(32,300)	(0.04)
Interest Rates Non-U.S.	(182,154)	(0.22)
Livestock	(2,120)	(0.00)*
Metals	(7,560)	(0.01)
Softs	40,310	0.05
Total futures contracts purchased	316,594	0.39
Futures Contracts Sold
Currencies	389,406	0.48
Energy	339,600	0.42
Grains	(6,563)	(0.01)
Indices	(37,730)	(0.04)
Interest Rates U.S.	74,238	0.09
Interest Rates Non-U.S.	1,273,930	1.56
Livestock	(17,180)	(0.02)
Metals	124,863	0.15
Softs	(62,608)	(0.08)
Total futures contracts sold	2,077,956	2.55
Unrealized Appreciation on Open Forward Contracts
Currencies	359,867	0.44
Metals	79,575	0.10

Total unrealized appreciation on open forward contracts	439,442	0.54

Unrealized Depreciation on Open Forward Contracts
Currencies	(113,407)	(0.14)
Metals	(111,000)	(0.14)
Total unrealized depreciation on open forward contracts	(224,407)	(0.28)
Investment in Partnerships
CMF Altis Partners Master Fund LP	16,091,093	19.74
CMF Avant Master Fund LP	12,695,943	15.58
Total investment in Partnerships	28,787,036	35.32
Total fair value	$31,396,621	38.52
* Due to rounding.

See accompanying notes to financial statements.

Citigroup Emerging CTA Portfolio L.P.
Statements of Income and Expenses
for the years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Income:
Net gains on trading of commodity interests and investment in Partnerships:
Net realized gains on closed positions	$9,253,364	$2,576,545	$1,412,145
Net change in unrealized appreciation on open positions and investment in Partnerships	3,375,738	4,723,269	4,130,491
	12,629,102	7,299,814	5,542,636
Interest income (Note 3c)	3,258,245	1,834,182	959,265
	15,887,347	9,133,996	6,501,901
Expenses:
Brokerage commissions including clearing fees of $310,335, $212,875 and $90,301, respectively (Note 3c)	4,421,772	2,259,025	1,377,639
Management fees (Note 3b)	2,375,644	1,175,564	700,051
Administrative fees (Note 3a)	593,908	293,895	175,014
Incentive fees (Note 3b)	1,946,168	1,266,629	692,936
General Partner incentive fees (Note 3a)	166,156	133,960	54,708
Professional fees	66,880	60,212	71,823
Other expenses	12,765	4,221	13,889
	9,583,293	5,193,506	3,086,060
Net income	$6,304,054	$3,940,490	$3,415,841
Net income per Redeemable Unit of Limited Partnership Interest and General Partner Unit equivalent (Notes 1 and 8)	$62.64	$122.33	$102.71

See accompanying notes to financial statements.

Citigroup Emerging CTA Portfolio L.P.
Statements of Changes in Partners’ Capital
for the years ended December 31, 2007, 2006 and 2005

	Limited Partners	General Partner	Total
Partnership Capital at December 31, 2004	$34,473,612	$124,710	$34,598,322
Net income	3,402,593	13,248	3,415,841
Sale of 6,915.5964 Redeemable Units of Limited Partership Interest and General Partner’s contribution representing 1 Unit equivalent	6,920,000	977	6,920,977
Redemption of 10,741.5719 Redeemable Units of Limited Partnership Interest	(10,808,843)	—	(10,808,843)
Partnership Capital at December 31, 2005	33,987,362	138,935	34,126,297
Net income	3,924,710	15,780	3,940,490
Sale of 41,568.2794 Redeemable Units of Limited Partnership Interest	49,755,000	—	49,755,000
Redemption of 5,290.7074 Redeemable Units of Limited Partnership Interest	(6,310,028)	—	(6,310,028)
Partners’ Capital at December 31, 2006	81,357,044	154,715	81,511,759
Net income	6,295,973	8,081	6,304,054
Sale of 65,774.6650 Redeemable Units of Limited Partnership Interest	80,500,000	—	80,500,000
Redemption of 23,646.4057 Redeemable Units of Limited Partnership Interest	(29,382,009)	—	(29,382,009)
Partners’ Capital at December 31, 2007	$138,771,008	$162,796	$138,933,804

Net Asset Value per Unit:
2005:	$1,077.01
2006:	$1,199.34
2007:	$1,261.98

See accompanying notes to financial statements.

Citigroup Emerging CTA Portfolio L.P.
Statements of Cash Flows
for the years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities:
Net income	$6,304,054	$3,940,490	$3,415,841
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
Purchases of investment in Partnerships	(25,311,333)	(21,570,519)	(4,196,274)
Proceeds from sale of investment in Partnerships	10,043,304	2,635,250	(2,707)
Net unrealized (appreciation) depreciation on investment in Partnerships	(5,216,386)	(4,276,894)	(1,375,892)
(Increase) decrease in restricted cash	2,656,740	(6,180,340)	222,263
(Increase) decrease in net unrealized
appreciation on open futures contracts	1,625,616	(54,100)	(1,975,108)
(Increase) decrease in unrealized appreciation on open forward contracts	439,442	(318,030)	88,085
(Increase) decrease in commodity options, at market value	—	809,110	(491,396)
(Increase) decrease in interest receivable	(8,934)	(135,325)	(27,880)
Increase (decrease) in unrealized depreciation on open forward contracts	(224,407)	101,216	(198,432)
Increase (decrease) in commodity options written, at market value	—	(306,830)	67,333
Accrued expenses:
Increase (decrease) in brokerage commissions	150,681	142,771	459
Increase (decrease) in management fees	85,826	81,380	261
Increase (decrease) in administrative fees	21,457	20,344	65
Increase (decrease) in incentive fees	77,641	88,797	167,258
Increase (decrease) in General Partner incentive fees	32,196	79,252	54,708
Increase (decrease) in professional fees	15,395	(14,164)	(1,451)
Increase (decrease) in other	(566)	(2,322)	1,374
Net cash provided by (used in) operating activities	(9,309,274)	(24,959,914)	(4,251,493)
Cash flows from financing activities:
Payments for offering costs	—	(35,198)	(49,262)
Proceeds from additions — Limited Partners	80,500,000	49,755,000	6,920,000
Proceeds from additions — General Partner	—	—	977
Payments for redemptions — Limited Partners	(30,041,000)	(4,441,367)	(10,537,231)
Net cash provided by (used in) financing activities	50,459,000	45,278,435	(3,665,516)
Net change in cash	41,149,726	20,318,521	(7,917,009)
Unrestricted cash, at beginning of year	44,215,387	23,896,866	31,813,875
Unrestricted cash, at end of year	$85,365,113	$44,215,387	$23,896,866
Non cash financing activities:
Contribution of open commodity futures and forwards positions	$—	$(1,349,230)	$(701,851)
Distribution receivable	$123,175	$—	$—

See accompanying notes to financial statements.

Citigroup Emerging CTA Portfolio L.P.
Notes to Financial Statements
December 31, 2007

1.    Partnership Organization:

Citigroup Emerging CTA Portfolio L.P. (the ‘‘Partnership’’) is a limited partnership which was organized on July 7, 2003 under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options and forward contracts. The commodity interests that are traded by the Partnership are volatile and involve a high degree of market risk.

Between December 1, 2003 (commencement of the offering period) and August 5, 2004, 20,872 redeemable units of Limited Partnership Interest (‘‘Redeemable Units’’) were sold at $1,000 per Redeemable Unit. The proceeds of the initial offering were held in an escrow account until August 6, 2004, at which time they were remitted to the Partnership for trading. The Partnership is authorized to sell 100,000 units and continues to offer Redeemable Units.

Citigroup Managed Futures LLC, a Delaware Limited Liability Company, acts as the general partner (the ‘‘General Partner’’) of the Partnership. The Partnership’s commodity broker is Citigroup Global Markets Inc. (‘‘CGM’’). CGM is an affiliate of the General Partner. The General Partner is wholly owned by Citigroup Global Markets Holdings Inc. (‘‘CGMHI’’), which is the sole owner of CGM. CGMHI is a wholly owned subsidiary of Citigroup Inc.

The General Partner and each limited partner share in the profits and losses of the Partnership in proportion to the amount of partnership interest owned by each except that no limited partner shall be liable for obligations of the Partnership in excess of their initial capital contribution and profits, if any, net of distributions.

The Partnership will be liquidated upon the first to occur of the following: December 31, 2023; the Net Asset Value per Redeemable Unit decreases to less than $400 per Redeemable Unit as of a close of any business day; a decline in net assets after trading commences to less than $1,000,000; or under certain other circumstances as defined in the Limited Partnership Agreement.

2.    Accounting Policies:

a.	All commodity interests (including derivative financial instruments and derivative commodity instruments) held by the Partnership are used for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded in the Statements of Financial Condition at fair value on the last business day of the year, which represents market value for those commodity interests for which market quotations are readily available or other measures of fair value deemed appropriate by management of the General Partner for those commodity interests and foreign currencies for which market quotations are not readily available, including dealer quotes for swaps and certain option contracts. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains (losses) and changes in unrealized gains (losses) on commodity interests and foreign currencies are recognized in the period in which the contract is closed or the changes occur and are included in net gains (losses) on trading of commodity interests.

The value of the Partnership’s investment in other partnerships refects the Partnership’s proportional interest in the other partnerships.

b.	The Partnership may purchase and write (sell) options. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Partnership writes an option, the premium received is recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Partnership purchases an option, the premium paid is recorded as an asset in the Statements of Financial Condition and marked to market daily.

Citigroup Emerging CTA Portfolio L.P.
Notes to Financial Statements
December 31, 2007

c.	Income taxes have not been provided as each partner is individually liable for the taxes, if any, on their share of the Partnership’s income and expenses.

During the current year, the Partnership adopted FASB Interpretation No. 48 ‘‘Accounting for Uncertainty in Income Taxes’’ (‘‘FIN 48’’). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s financial statements to determine whether the tax positions are ‘‘more-likely-than-not’’ of being sustained by the applicable tax authority. Tax positions with respect to tax at the partnership level not deemed to meet the ‘‘more-likely-than-not’’ threshold would be recorded as a tax benefit or expense in the current year. The General Partner has concluded that the adoption of FIN 48 had no impact on the operations of the Partnership for the year ended December 31, 2007 and that no provision for income tax is required in the Partnership’s financial statements.

The following are the major tax jurisdictions for the Partnership and the earliest tax year subject to examination: United States – 2004.

d.	In September 2006, the FASB issued Statement of Financial Accounting Standards (‘‘SFAS’’) No. 157, ‘‘Fair Value Measurements.’’ This accounting standard establishes a single authoritative definition of fair value and sets out a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies to fair value measurements already required or permitted by existing standards. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and the interim periods within those fiscal years. The Partnership adopted SFAS No. 157 on January 1, 2008 and the application of this standard did not impact the financial statements; however, additional disclosures will be required about the inputs used to develop the measurements.

e.	The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3.    Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Partnership including selecting one or more advisors to make trading decisions for the Partnership. The Partnership pays the General Partner a monthly administration fee equal to 1/24 of 1% (0.5% per year) of month-end net assets. Month-end Net Assets, for the purpose of calculating administrative fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions and incentive fees. The Partnership will also pay the General Partner an incentive fee equal to 5% of the Partnership’s overall new trading profits, as defined in the Limited Partnership Agreement, earned in each calendar year. For the years ended December 31, 2007, 2006 and 2005 the General Partner earned incentive fees of $166,156, $133,960 and $54,708, respectively.

b.	Management Agreement:

The Partnership consists of individually managed accounts where the underlying advisors will be unknown to the limited partners. The General Partner, on behalf of the Partnership, has entered into management agreements (the ‘‘Management Agreement’’) with seven registered commodity trading advisors (the ‘‘Advisors’’). The Advisors are not affiliated with the General

Citigroup Emerging CTA Portfolio L.P.
Notes to Financial Statements
December 31, 2007

Partner or CGM and are not responsible for the organization or operation of the Partnership. The Partnership pays the Advisors a monthly management fee equal to 1/6 of 1% (2% per year) of month-end Net Assets allocated to each Advisor and an incentive fee payable quarterly equal to 17% of the New Trading Profits, as defined in the Management Agreement, earned by the Advisors for the Partnership. Month-end Net Assets, for the purpose of calculating management fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions and incentive fees.

c.	Customer Agreement:

The Partnership has entered into a customer agreement (the ‘‘Customer Agreement’’) which provides that the Partnership will pay CGM a monthly brokerage fee equal to 7/24 of 1% (3.5% per year) of month-end Net Assets, as defined, in lieu of brokerage commissions on a per trade basis. Month-end Net Assets, for the purpose of calculating fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of accrued expenses and redemptions payable. The Partnership will pay for National Futures Association fees as well as exchange, clearing, user, give-up and floor brokerage fees. CGM will pay a portion of brokerage fees to its financial consultants who have sold Redeemable Units in this Partnership.

All of the Partnership’s assets are deposited in the Partnership’s account at CGM. The Partnership’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2007 and 2006, the amount of cash held for margin requirements were $6,001,767 and $8,658,507, respectively.

CGM has agreed to pay the Partnership interest on 100% of the average daily equity maintained in cash in its account during each month at a 30-day U.S. Treasury bill rate determined weekly by CGM based on the average noncompetitive yield on 3-month U.S. Treasury bills maturing in 30 days from the date on which such weekly rate is determined.

The Customer Agreement between the Partnership and CGM gives the Partnership the legal right to net unrealized gains and losses. The Customer Agreement may be terminated upon notice by either party.

4.    Trading Activities:

The Partnership was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Partnership’s trading activities, including results from its investments in other partnerships, are shown in the Statements of Income and Expenses.

All of the commodity interests owned by the Partnership are held for trading purposes. The average fair values during the years ended December 31, 2007 and 2006, based on a monthly calculation, were $1,770,338 and $1,738,860, respectively.

5.    Investment in Partnerships:

On November 1, 2005, the assets allocated to Altis for trading were invested in CMF Altis Partners Master Fund L.P. (‘‘Altis Master’’), a limited partnership organized under the partnership laws of the State of New York. The Partnership purchased 4,898.1251 Units of the Master with cash equal to $4,196,275 and a contribution of open commodity futures and forward positions with a fair value of $701,851. Altis Master was formed to permit commodity pools managed now or in the future by Altis Partners Jersey Limited (the ‘‘Altis’’) using the Global Futures Portfolio program, the Advisor’s proprietary trading program, to invest together in one vehicle. The General Partner is also the general partner of Altis Master. Individual and pooled accounts currently managed by Altis, including the Partnership are permitted to be limited partners of Altis Master. The General Partner and Altis believe that trading through this structure should promote efficiency and economy in the trading process. Expenses to investors as a result of investment in Altis Master are approximately the same and redemption rights are not affected.

Citigroup Emerging CTA Portfolio L.P.
Notes to Financial Statements
December 31, 2007

On March 1, 2006 the assets allocated to Avant for trading were invested in the CMF Avant Master Fund L.P. (‘‘Avant Master’’ and collectively with the Altis Master, the ‘‘Master Funds’’), a limited partnership organized under the partnership laws of the State of New York. The Partnership purchased 8,177.1175 Units of Avant Master with cash equal to $6,827,887 and a contribution of open commodity futures and forwards positions with a fair value of $1,349,230. Avant Master was formed in order to permit accounts managed now or in the future by Avant using the Diversified Program, to invest together in one trading vehicle. The General Partner of the Partnership is also the general partner of Avant Master. Individual and pooled accounts currently managed by Avant, including the Partnership are permitted to be limited partners of Avant Master. The General Partner and Avant believe that trading through this structure should promote efficiency and economy in the trading process. Expenses to investors as a result of investment in Avant Master are approximately the same and redemption rights are not affected.

The Master Funds’ trading of futures, forward and options contracts, if applicable, on commodities is done primarily on United States of America commodity exchanges and foreign commodity exchanges. The Master Funds engage in such trading through commodity brokerage accounts maintained with CGM.

A Limited Partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master Funds in multiples of the Net Asset Value per Unit of Limited Partnership Interest as of the last day of a month after a request for redemption has been made to the General Partner at least 3 days in advance of month-end.

Management and incentive fees are not directly charged to the investments presented below. These fees are charged at the Partnership level as discussed in Note 3.

All exchange, clearing, user, give-up, floor brokerage and National Futures Association fees are borne by the Master Funds. All other fees including CGM’s direct brokerage are charged at the Partnership level.

On December 31, 2007, the Partnership owned 38.3% of Altis Master and 34.3% of Avant Master. On December 31, 2006, the Partnership owned 35.1% of Altis Master and 34.2% of Avant Master. It is the Master Funds’ intention to continue to invest the assets allocated by the Partnership in the Master Funds. The performance of the Partnership is directly affected by the performance of the Master Funds.

Summarized information reflecting the total assets, liabilities and capital of the Master Funds is shown in the following table:

	December 31, 2007
	Investments’ Total Assets	Investments’ Total Liabilities	Investments’ Total Capital
CMF Altis Partners Master Fund LP	$73,353,710	$1,094,835	$72,258,875
CMF Avant Master Fund LP	66,335,555	3,664,226	62,671,329
Total	$139,689,265	$4,759,061	$134,930,204

	December 31, 2006
	Investments’ Total Assets	Investments’ Total Liabilities	Investments’ Total Capital
CMF Altis Partners Master Fund LP	$46,569,333	$842,141	$45,727,192

CMF Avant Master Fund LP	38,969,220	1,952,260	37,016,960
Total	$85,538,553	$2,794,401	$82,744,152

Citigroup Emerging CTA Portfolio L.P.
Notes to Financial Statements
December 31, 2007

Summarized information reflecting the Partnership’s investments in, and the operations of, the Master Funds is shown in the following table:

Investment	% of Partnership’s Net Assets	Fair Value	Income (Loss)	Expenses		Net Income (loss)	Investment Objective	Redemption Permitted
				Commissions	Other
For the year ended December 31, 2007
CMF Altis Partners Master Fund LP	19.90%	$27,651,093	$6,648,847	$68,021	$15,082	$6,565,744	Commodity Portfolio	Monthly

CMF Avant Master Fund LP	15.47%	21,497,183	(1,249,921)	87,953	11,484	(1,349,358)	Commodity Portfolio	Monthly
Total		$49,148,276	$5,398,926	$155,974	$26,566	$5,216,386
For the year ended December 31, 2006
CMF Altis Partners Master Fund LP	19.74%	$16,091,093	$4,034,942	$52,102	$12,656	$3,970,184	Commodity Portfolio	Monthly

CMF Avant Master Fund LP	15.58%	12,695,943	(58,933)	74,324	20,113	(153,370)	Commodity Portfolio	Monthly
Total		$28,787,036	$3,976,009	$126,426	$32,769	$3,816,814

6.    Distributions and Redemptions:

Distributions of profits, if any, will be made at the sole discretion of the General Partner and at such times as the General Partner may decide. A Limited Partner may require the Partnership to redeem their Redeemable Units at their Net Asset Value as of the last day of each month, after an initial six-month holding period, on 10 days notice to the General Partner. A fee equal to 1% of the value of the units redeemed will be charged for redemptions of units held for less than 12 months.

The Partnership is permitted to withdraw all or a portion of its interest in the Master Funds as of each month-end in order to meet its obligations to the redemption rights of limited partners.

7.    Offering and Organization Costs:

Offering and organization costs of $100,000 relating to the issuance and marketing of the Partnership’s Redeemable Units offered were initially paid by CGM. These costs were recorded as due to CGM in the Statement of Financial Condition. These costs have been reimbursed to CGM by the Partnership in 24 monthly installments (together with interest at the prime rate quoted by JPMorgan Chase & Co.).

At December 31, 2007, all of these costs had been reimbursed to CGM by the Partnership. In addition, the Partnership has recorded interest expense of $0, $452 and $2,494 for the years ended December 31, 2007, 2006 and 2005, respectively, which is included in other expenses.

Citigroup Emerging CTA Portfolio L.P.
Notes to Financial Statements
December 31, 2007

8.    Financial Highlights:

Changes in the Net Asset Value per Redeemable Unit of Limited Partnership Interest for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005
Net realized and unrealized gains (losses)*	$81.70	$155.47	$124.98
Interest income	34.35	37.38	27.43
Expenses**	(53.41)	(70.52)	(49.70)
Increase (decrease) for the year	62.64	122.33	102.71
Net Asset Value per Redeemable Unit of Limited Partnership Interest, beginning of year	1,199.34	1,077.01	974.30
Net Asset Value per Redeemable Unit of Limited Partnership Interest, end of year	$1,261.98	$1,199.34	$1,077.01
Redemption/subscription value per Redeemable Unit versus Net Asset Value per Redeemable Unit	—	—	0.99
Redemption/subscription value per Redeemable Unit, end of year	$1,261.98	$1,199.34	$1,078.00
*Includes brokerage commissions **Excludes brokerage commissions

	2007	2006	2005
Ratios to Average Net Assets:
Net investment loss before incentive fees***	(3.7)%	(3.5)%	(4.1)%
Operating expenses	6.6%	6.8%	6.9%
Incentive fees	1.9%	2.5%	2.2%
Total expenses	8.5%	9.3%	9.1%
Total return:
Total return before incentive fees	6.8%	13.3%	13.0%
Incentive fees	(1.6)%	(1.9)%	(2.5)%
Total return after incentive fees	5.2%	11.4%	10.5%
*** Interest income less total expenses

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the Limited Partner class using the Limited Partners’ share of income, expenses and average net assets.

Citigroup Emerging CTA Portfolio L.P.
Notes to Financial Statements
December 31, 2007

9.    Financial Instrument Risks:

In the normal course of business the Partnership and the Master Funds are party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures and options, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter (‘‘OTC’’). Exchange traded instruments are standardized and include futures and certain option contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Partnership/Master Funds due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Partnership’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Partnership/Master Funds have credit risk and concentration risk because the sole counterparty or broker with respect to the Partnership’s/Master Funds’ assets is CGM.

The General Partner monitors and controls the Partnership’s/Master Funds’ risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership/Master Funds are subject. These monitoring systems allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Partnership’s/Master Funds’ business, these instruments may not be held to maturity.

10.    Recent Accounting Pronouncement:

On March 19, 2008, Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (FAS 161). FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. The application of FAS 161 is required for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. At this time, management is evaluating the implications of FAS 161 and its impact on the financial statements has not yet been determined.

CITIGROUP MANAGED FUTURES LLC
731 Lexington Avenue • 25th Floor
New York, NY 10022-4614

Publication #11

©	2007 Citigroup Global Markets Inc. Member SIPC. Smith Barney is a division and service mark of Citigroup Global Markets Inc. and its affiliates and is used and registered throughout the world.